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                                                                   EXHIBIT 10.21


                            NONCOMPETITION AGREEMENT


        THIS NONCOMPETITION AGREEMENT ("Agreement ") is made and entered into by and between W. DAVID SYKES ("Shareholder") and IPL SYSTEMS, INC., a Massachusetts corporation ("Parent") as of June 3, 1997.


                                    RECITALS

        WHEREAS, this Agreement is entered into in connection with that certain Agreement and Plan of Merger and Reorganization dated February 28, 1997 (the "Merger Agreement") by and among Shareholder, ANDATACO, a California corporation ("Andataco"), Parent and IPL Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), whereby Merger Sub will be merged with and into Andataco and Andataco will be the surviving corporation and become a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, Shareholder is a key employee and the principal shareholder of Andataco;

        WHEREAS, pursuant to the Merger Agreement, Parent will acquire from Shareholder and certain trusts affiliated with Shareholder all of the outstanding capital stock of Andataco;

        WHEREAS, to protect the value of the business of Andataco being purchased, including the goodwill attendant thereto, by Parent, and in consideration of Parent completing the Merger and making payments to Shareholder in accordance with the terms of this Agreement, Parent desires that Shareholder enter into, and Shareholder is willing to enter into, this Agreement upon the term and conditions set forth herein; and

        WHEREAS, but for Shareholder entering into this Agreement, Parent would not have consummated the acquisition of all of the capital stock of Andataco as contemplated by the Merger Agreement.


                                    AGREEMENT

        NOW, THEREFORE, as a material inducement to Parent to purchase all of the outstanding shares of capital stock of Andataco from Shareholder pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Shareholder, intending to be legally bound, hereby agree as follows:

        1. TERM. The term of this Agreement shall be five years from the date of the consummation of the Merger ( the "Term").

        2. CONSIDERATION. In consideration of Shareholder entering into this Agreement and agreeing to be bound by the terms hereof, Parent shall pay Shareholder a total consideration of one million and twenty dollars ($1,000,020) payable in equal monthly installments of sixteen thousand six hundred sixty-seven dollars ($16,667) per month commencing on the last business




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day of each month following the date of the consummation of the Merger and ending on the date of expiration of the Term. No interest shall accrue or be payable upon any amounts due under this Agreement.

        3. COVENANT NOT TO COMPETE. Until the earlier of (a) the expiration of the Term, (b) Parent ceasing to make the payments to Shareholder as provided in
Section 2 above, or (c) Parent or Andataco ceasing to make the salary or severance payments to Shareholder as required under the terms of that certain Employment Agreement between Shareholder and Andataco dated as of February __, 1997 (the "Employment Agreement") or an employment agreement replacing or amending such Employment Agreement, Shareholder will not, directly or indirectly, own, operate or control, or be a director, officer, employee, shareholder or partner of any business, firm, entity or organization that is similar to, or directly or indirectly competes with, the business of Andataco. Notwithstanding the foregoing, Shareholder shall not be deemed to be engaged, directly or indirectly, in any business solely as a passive investor holding debt or equity securities of such business or if Shareholder is employed by a business enterprise that is not engaged in the same business as Andataco and Shareholder does not apply his expertise at such business or enterprise that is or could be competitive with the business of Andataco.

        4. NO SOLICITATION OF CUSTOMERS OR EMPLOYEES. During the Term of this Agreement, Shareholder will not interfere with the business of Andataco or any of its affiliates by soliciting or attempting to divert, take away or call on, directly or indirectly, for himself or for any other person or entity, any customers of Andataco or any of its affiliates, nor directly or indirectly, induce or influence any employee, customer, supplier, reseller or distributor of Andataco or any of its affiliates to terminate his or her relationship with Andataco or any of its affiliates.

        5. NON-DISCLOSURE OF PROPRIETARY INFORMATION. Shareholder will maintain in confidence and will not disclose to any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Andataco or any of its affiliates, including, without limitation, information with respect to its operations, inventories, products, business practices, finances, principals, vendors, suppliers, customers or potential customers, marketing methods, costs, prices, compensation paid to employees and other terms of employment. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the business of Andataco.

        6. BOOKS AND RECORDS. All books, records, conversations, correspondence, files, lists, data and other information or documents pertaining to or concerning the business of Andataco or any of its affiliates are confidential information which may not be disclosed under the provisions of Paragraph 5 hereof and shall be and remain the sole and exclusive property of Andataco or such affiliate. Shareholder hereby acknowledges and agrees that he does not have, and shall not assert, any interest in or property right to any such information or documents.

        7. GEOGRAPHICAL AREA OF RESTRICTIONS. The restrictions contained in this Agreement shall apply in the United States of America which Shareholder hereby acknowledges




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and agrees is where Andataco has carried on substantial business and in which
Andataco presently conducts or, after the consummation of the Merger as contemplated by the Merger Agreement, will conduct, or its affiliates will conduct, a similar business.

        8. SEVERABILITY OF PROVISIONS. Parent and Shareholder agree that the duration, scope and geographical area for which this Agreement is to be effective have been specifically negotiated by sophisticated, commercial parties and specifically agree that such duration, scope and geographical area are reasonable. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. In no event shall the consideration required to be paid pursuant to Paragraph 2 hereof be reduced on account of any reduction in the duration, scope or geographical area of the covenant contained herein. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision hereof.

        9. INJUNCTIVE RELIEF. Shareholder acknowledges that any breach by him of any of the covenants and agreements contained in Sections 3, 4 and 5 herein will cause irreparable damage to Parent and Andataco, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Shareholder agrees that Parent and Andataco shall be entitled to equitable relief in the form of a temporary restraining order and preliminary or permanent injunctive relief ordering Shareholder's specific performance of this Agreement and of the covenants and agreements contained in Sections 3, 4, and 5.

        10. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               if to Parent or Andataco:

                      IPL Systems, Inc.
                      124 Acton Street
                      Maynard, MA 01754
                      Attention: Chief Executive Officer
                      Facsimile: (508) 461-1321







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               if to Shareholder:

                      W. David Sykes
                      2016 Ocean Front
                      Del Mar, CA 92014
                      Facsimile: (619) 755-3030

               with a copy to (which shall not constitute notice):

                      Cooley Godward LLP
                      4365 Executive Drive, Suite 1100
                      San Diego, CA 92121
                      Attention:  Jeremy D. Glaser, Esq.
                      Facsimile:  (619) 453-3555

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

        11. MODIFICATION. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants or provisions hereof may be amended only by a written instrument executed by both Shareholder and Parent.

        12. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        13. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by Parent (by operation of law, by merger or otherwise) without Shareholder's prior written consent. Except for the payment provisions set forth in Section 2 above, the obligations and rights under this Agreement may not be assigned by Shareholder but shall inure to the benefit of his executors and heirs. This Agreement shall be binding upon, and inure to the benefit of, Parent and its successors and permitted assigns.

        14. ATTORNEYS' FEES. In any judicial action or proceeding or arbitration proceeding between Shareholder and Parent to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach or continued breach hereof, to seek a determination of the rights and obligations of the parties hereunder, regardless of whether the action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein by the by the successful party.




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        15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and performed entirely within the State of California by California residents.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                                       IPL SYSTEMS, INC.


                                       By: /s/ IPL SYSTEMS, INC.
                                          --------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



                                       /s/ W. DAVID SYKES
                                       -----------------------------------------
                                       W. DAVID SYKES








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